Exhibit 10.2(e)
COMMERCIAL LEASE
     THIS LEASE AGREEMENT made this 19th day of April, 2006, by and between John Sanders, hereinafter called “Landlord” and Spectranetics Corporation, hereinafter called “Tenant”.
     1. LEASED PREMISES: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises known as 144, 146, 148, 150 Talamine Court containing approximately 14255 square feet.
     2. TERM: To have and to hold the leased premises unto Tenant for a term of 3 years (36 months) commencing on the 1st day of April, 2006, and ending on the 31st day of March, 2009 whereupon the Lease shall automatically renew for an additional period of 12 months commencing April 1, 2009 and ending March 31st, 2010 unless Tenant exercises his one time right to terminate the lease at the 31st day of March, 2009 with a written notice to the Landlord thirty day prior to that date
     LANDLORD shall not have any liability for loss or damage to Tenant’s work or to fixtures, equipment or other property of Tenant installed or placed by the Tenant in the leased premises. Any occupancy by Tenant prior to beginning of the term, even though rent free, shall in all other respects be the same as that of a Tenant under this lease and by such occupancy, Tenant shall be bound by all terms of this lease. By occupying the leased premises, as a Tenant, or to complete Tenant’s work, install fixtures, facilities or equipment, or to perform finishing work, Tenant shall be deemed to have accepted the same an acknowledged that the leased premises are in the condition required by the Landlord’s covenants. Occupancy by the Tenant, before the Term, will be prorated to the number of days of occupancy, unless rent free
     3. RENT: Tenant agrees to pay a monthly rental amount shown below and is responsible to pay for entire total amounts of rents for the whole term of the Lease unless terminated as provided for in the terms of this Lease. This is a MODIFIED GROSS LEASE and the Landlord is responsible for the exterior of the building, taxes, land maintenance, water, sewer, exterior utilities and fire insurance on the structure only. All other utilities, additional tenant finish, garbage and other service are the responsibility of the Tenant. The rent shall be paid in equal monthly installments, IN ADVANCE, on or before the 1st day of each moth, as follows:

FIRST YEAR monthly rental amount:	$7275	Annual Amount: $87300
SECOND YEAR monthly rental amount:	$7639	Annual Amount: $91668
THIRD YEAR monthly rental amount	$8021	Annual Amount: $96252
OPTIONAL YEAR	$8422	Annual Amount:$101064
     (NOTE: If rent is received before the 1st of each month, the tenant may take a 2% reduction in monthly rental amount. If it is received after the 1st day of the month, rental amount will be as listed above in part #3 of this Lease.)
Mailed to the Landlord at P.O. Box 38162, Colorado Springs, Colorado 80937. On the anniversary date of this lease agreement and every year thereafter until the end of the agreement, a 5% increase in rents will be added to the prior years rental amount as shown above. One monthly installment of the rent shall be due and payable on or before the first day of the execution of this lease by the Tenant for the first months rent and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the

“commencement date” during the term.
     A. All expenses incurred by the Tenant, are the responsibility of the Tenant. If, however, the Tenant creates a situation whereby the Landlord incurs expenses brought on by the Tenants neglect or the Tenant causes the property to be encumbered in any way, the Landlord shall have the right to call these expenses as rents in the remedies herein provided for failure to pay rent.
     B. The Tenant is responsible for ALL Tenant finish, and cannot encumber or cause to encumber the premises or any adjoining premises or any other premises not rented by the Tenant.
     C. There is a Ten (10) day “grace period” after the first of the month to pay rents.
     D. LATE CHARGES: In the event the rent provided for herein is not received by the Landlord on the first day of each month and extends beyond the “grace period” for each month, a Late charge equal to one quarter (1/4) percent of the monthly rental amount shall be due and payable to the Landlord for each day of delinquency up to 25 days and one (1%) per day for delinquent payments after the 25th day. If rent is mailed, Tenant is responsible for loss of mail or delay. Nothing contained herein shall obligate the Landlord to accept the rent after the “grace period”, nor does the Landlord waive any of its legal rights which may be available for default of Tenant by inclusion of the provision in this Commercial Lease. In the event Tenant pays rent by check and the check is not honored by the Landlord’s bank, there will be a charge of thirty five ($35) dollars for each returned check, in addition, Tenant remains responsible for current rents, late charges and any additional charges incurred by the Landlord for late rents.
     4. USAGE: Tenant warrants and represents to Landlord that the premises shall be used and occupied only for the purposes of light manufacturing and/or office use. Use of toxic chemicals is not permitted. Tenant shall not create any nuisance or otherwise interfere with, annoy or disturb any other Tenant. Tenant shall not commit, or suffer to be committed, any waster on the premises, nor shall Tenant permit the premises to be used in any unlawful activity of way which would, in the option of the Landlord, be extra hazardous or unlawful. Tenant accepts the Premises subject to all matters of record and to all applicable laws.
     Environmental Compliance and indemnity. Tenant covenants and agrees to conduct its business and operations on and from the Premises in accordance with all federal state and local environmental laws, regulations, executive orders, ordinances and directives including, but not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Toxic Substance Control Act, and State law counterpart, and any amendments thereto, including, without limitation to Colorado Hazardous Waste Management Act, C.R.S. 25-15-101 et seq, and not to cause, suffer or permit any damage or impairment to the health, safety or comfort of any person or to the environment at or on the Premises and surrounding property, including, but not limited to, damage or threatened damage to the soil, surface or ground water resources at the Premises and surrounding property or any condition constituting a nuisance or causing a violation of or resulting in liability under any state, federal or local law, regulation or ordinance. The foregoing obligation of Tenant shall hereinafter collectively be referred to as the “Environmental Obligations”. In the event of any violation of, or failure, including all required or appropriate clean up, clean up related activities and all other appropriate remedial action. Tenant covenants and agrees to protect, indemnify and same Landlord harmless from and against any and all liability, obligations, claims including without limitation, any liability arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, plus reasonable attorney fees incurred by or asserted against Landlord resulting from any failure to comply with the provision of this section 4. Landlord shall have the right to

Defend itself in any action, suit or proceeding commenced against Landlord as a result of Tenant’s violation of or failure to comply with the provision of the Section 4, with attorneys and, as necessary, technical consultants chosen by the Landlord, and Tenant agrees to pay to Landlord those reasonable expenses.
     5. SERVICES: Tenant shall arrange for any pay all charges for Janitorial services performed in or on the Premises during the Term of this Lease, and at such times as Landlord shall require so as to maintain the quality and appearance of the building both inside and out.
     A. Tenant shall pay all charges for gas, electricity and other utilities used by Tenant on the premises during the term of this lease except as otherwise noted in this Lease. If possible, all such utilities shall be separately metered and billed in Tenant’s name. In the event that a separate itemization is not available, Tenant shall pay its pro rata portion based on the square footage or other pro rate method deemed equitable by the Landlord. Tenant shall be responsible for all telephone and telecommunications charges.
     B. Landlord’s failure to any extent to furnish these defined services, or any cessation thereof, shall neither render Landlord liable in any respect for damage either to person or property, be construed as an eviction or partial eviction of Tenant, work as an abatement of rent, nor relieve Tenant from fulfillment of any covenants in this lease.
     6. REPAIRS AND MAINTENANCE: Unless otherwise expressly provided, Landlord shall maintain on the roof, foundation, common parking area, common landscaped areas, and soundness of the exterior walls (excluding all interior and exterior glass and all interior and exterior doors and overhead doors) of the building in good repair and condition except for reasonable wear and tear. Tenant shall pay for the repair of any damage to the interior or exterior of the building caused by the negligence or default of Tenant or Tenants agents, invites and employees. Landlord shall not be liable to Tenant except as expressly provided in this lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, alterations or additions made by Landlord under this lease.
     A. Tenant shall forthwith at its expense replace any cracked or broken glass used in the leased premises.
     B. Tenant, at its own expense, shall maintain and repair all plumbing fixtures, lighting fixtures, floor coverings, interior painting, doors, trim and decoration in a good, clean, safe, proper operating and wholesome condition at all times during the term of this lease.
     C. Tenant is to return the premises to Landlord at the termination of this lease in as good of condition as existed at the “commencement date” of this lease, ordinary wear and tear excepted as defined by the Landlord. The cost for any repairs or maintenance work to bring the premises to such condition shall be borne by the Tenant and full or partial remedy may come from the Tenants deposit. If repairs or maintenance cost exceed the Tenants deposit, the Tenant shall be responsible for those costs over and above the deposit amount.
     7. COMMON AREAS: The term “common areas” shall mean all that portion of building improvements, grounds, parking, and landscaping which is constructed for lease to Tenants or hereafter leased to Tenants. Tenant shall not at any time interfere with the rights of Landlord and other tenants, and their employees, customers and invites, to use any part of the common areas. The Landlord has the right to erect “for rent” or “for sale” signs on the common area as well as add any improvements as required by the Landlord.
     8. ALTERATIONS AND IMPROVEMENTS: Written approval by the Landlord for any and all alterations and improvements is required. Any alterations and improvements so approved shall become the property of the Landlord and shall remain on the premises upon termination or

     Expiration of the lease. Landlord may, at its option, require Tenant, at the expense of the Tenant, to remove any physical additions and/or repair and alteration in order to restore the Premises to the condition existing at the time Tenant took possession.
     9. LIENS ON PREMISES: Tenant shall not permit any lien to be placed and remain on the Premises, building or common areas as a result of its conduct for any reason for a period longer than thirty (30) days. Tenant shall also post notice pursuant to Colorado Revised Statutes, 1973, as amended, 38-22-101, et Seq. negating Landlord’s liability for any mechanics liens resulting from any work, labor or materials performed for or delivered at Tenants request for incorporation into the premises.
     10. CONDEMNATION: If, during the term of this lease, all or a substantial part of the premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the premise by the Tenant for the purpose for which they are then being used, this lease shall be terminated and all rents shall be abated during the unexpired portion of the lease effective on the date physical possession is taken by the condemning authority. Tenant agrees that it shall have no claim to the condemnation award.
     11. SECURITY DEPOSIT: The Tenants security deposit is waived in lieu of the expected finish work to be done by the Tenant of notified t Landlord at the signing of this Lease.
     12. INSURANCE: The Landlord shall at all times during the Term of the lease, maintain a policy or policies of insurance as Landlord deems appropriate. Landlord shall not be obligated in any way or manner to insure any personal property of the Tenant. Tenant shall, at Tenant’s expense, maintain such other liability insurance in the minimum amount of $1000000 as Tenant deems appropriate to protect Tenant AND Landlord from loss and the Landlord shall be named as “additional insured” on the Tenant’s liability policy. A current copy of the Tenants insurance policy is to be maintained by the Landlord. Tenant is to instruct insurance carrier to supply a certificate of Liability Insurance on each renewal anniversary date to the Landlord.
     13. WAIVER OF SUBROGATION: Anything in this lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all right of recovery, claim, action or cause of action against each other, their agents, officers or owners, employees for any loss or damage that may occur to the premises, improvements to the common areas or building of which the premises are a part, or personal property (building contents) within the building, by reason of fire or the elements regardless of cause or origin, whether such loss or damage is insured against and subject to an insurance policy in force at the time of such loss or damage. Because this paragraph will preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurance company or any other person, each party to this lease agrees immediately to give to each insurance company which has issued to it policies of insurance covering all risk of direct physical loss, written notice of the Terms of the mutual waivers contained in this paragraph, and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this paragraph.
     14. INDEMNITY: Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenants use of the premises, or from the conduct of Tenants business or from any activity, work or things done elsewhere. In case any action or proceeding be brought against Landlord by reason of such claim, Tenant shall defend the same at Tenant’s expense by counsel satisfactory to Landlord. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the premises arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord in respect thereof against Landlord. Tenant hereby agrees that Landlord shall not be liable for injury to Tenants business or any loss of income there from or damage to the goods, ware, merchandise or other property of Tenant, Tenant’s employees, agents, owners, contractors or invites whether such damage or injury is caused by or results from fire, explosion, steam electricity, gas, water, rain, or from the breakage, leakage, obstruction, or the damage or injury resulting from conditions arising upon the premises or upon other portions of the building or common area of which the premises are a part, or from other sources or place, and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant.
     15. FIRE OR OTHER CASUALTY: In the case the building shall be partially or totally destroyed by fire or other casualty insurable under standard fire insurance so as to become partially or totally untenable, the same shall be repaired a speedily as possible at the expense of Landlord, unless Landlord shall elect not to rebuild, as hereinafter provide, and an equitable part of the rent shall be abated until so repaired based upon the time and to the extent the leased premises are untenable. If the landlord determines not to rebuild or repair premises of the Tenant, the Landlord will notify the Tenant of those intentions in writing with 60 days of the casualty loss. In no event in the case of any such destruction shall Landlord be required to repair or replace Tenants stock in trade, leasehold improvements, fixtures, furniture, equipment, furnishing, decorating items, trim, floor coverings and other personal property of the Tenant, agents invites, contractors, and employees. Tenant covenants to make such repairs and replacements and to furnish Landlord, on demand, evidence of insurance assuring its ability to do so.
     16. LANDLORD’S RIGHT OF ENTRY: Landlord shall during the term hereof, have the right, at all reasonable hours, to enter and inspect the premises, with or without the Tenants approval.
     17. ASSIGNMENT OR SUBLEASE: Tenant shall not assign or in any manner transfer this lease or any interest therein, nor sublet said leased premises or any part or parts hereof, nor permit occupancy by anyone without the prior written consent of the Landlord. Consent shall not be unreasonably withheld by Landlord. In the event of any subletting, the Tenant shall nevertheless at all times remain fully responsible and liable for rent payments and for compliance of all its other obligations under the terms, provision and covenants of this lease. In the event of any assignment of this lease, the Tenant shall be liable only for the first thirty (30) days of rent of the pre-approved assignee. Any subtenant shall not be construed to constitute a release of Tenant from the further performance of its obligations under this lease.
     18. DEFAULTS: REMEDIES: PAYMENTS: Time is of the essence in all matters concerning this lease. Any delay on the part of Landlord in exercising any right or insisting upon the performance of any obligation of Tenant, shall not constitute a waiver of Landlord’s right to exercise these rights or insist upon these performances in the future:
     A. Events of Default: The following events shall be events of default by Tenant under this lease:
          aa. Tenant fails to comply with any other provision of provisions of this lease.
          ab. Tenant shall have failed to fully pay when due any installment of rent or any other charge provided herein.
          ac. Tenant voluntarily or involuntarily petitions for relief pursuant to the bankruptcy or insolvency laws of the United States, or of any state, if filed by the Tenant or guarantor.
          ad. Tenant had the attachment seizure, levy upon or taking possession by any receiver,

custodian, or assignee for the benefit of creditors or any portion of the property of Tenant or guarantor.
          ae. Tenant or guarantor makes an assignment for the benefit of creditors.
          af. An action against the Tenant or guarantor which affects its financial condition adversely or materially.
     B. Notice of Default: In the event of a default pursuant to Section (A) above, Landlord may, by serving three (3) days written notice upon Tenant, elect either to:
          aa: Cancel and terminate this lease, or
          ab: Terminate Tenant’s right to possession only without termination of this lease.
     C. In the event Landlord delivers to Tenant a notice of Default, which notice does not state that Landlord has elected to terminate the lease, Landlord, may at its option enter the premises and take and hold possession thereof, until Tenant has met its obligation as stated by Colorado Statutes. All rights of the Landlord may be exercised by the Landlord at the discretion of the Landlord.
     D. Landlord shall have the right to cancel and terminate this lease by a service of a five (5) day written notice on Tenant of such further election. Landlord shall have the right to pursue any remedy at law or in equity that may be available to Landlord.
     E. In the event Landlord delivers to Tenant a Notice of Default which state that Landlord has elected to terminate the lease, Landlord shall be entitled to recover from Tenant liquidated damages in an amount equal to the amount of rent which would be payable under the terms of the lease for the remainder of the lease term if the lease had not been terminated.
     F. Tenant’s property. If Tenant shall fail to remove any of Tenant’s personal property within 10 ten days of receipt of a Notice of Default, or upon the Termination of this Lease for any cause whatsoever, the Landlord at its option, may remove the same in any manner that it shall choose, and store the said effects without liability to the Landlord for loss thereof in any public or private warehouse, and the Tenant agrees to pay Landlord upon demand, all expenses incurred in such removal, including court costs and attorney fees and storage charges on such personal property for any length of time the personal property shall be in storage; or the Landlord at its option, without notice, may sell said personal property, or any of the same, at a private sale and without legal process, for such prices as the Landlord may obtain, and apply the proceeds of such sale upon any amounts due under this lease from the Tenant to the Landlord and upon the expenses incidental to the removal, storage, and sale of the personal property, rendering the surplus, if any, to the Tenant.
     G. Lien. Landlord is hereby give a lien that is subordinate to existing lien positions at the “commencement date”. Further, the Tenant agrees to secure this lease with equipment, fixtures and furniture of Spectranetics Corporation.
     H. Landlords Default. Should Landlord be in default under the terms of this lease, Landlord shall have fifteen (15) days in which to cure the same after written notice to the Landlord by the Tenant is received.
     I. Right of Entry. In the event of Tenants default hereunder, Landlord may, in addition to all other rights and remedies, re-enter the premises, change any and all locks on doors and other barriers, and distrain, seize, remove or store all property upon the premises. Tenant hereby agrees that such acts by Landlord shall not constitute an eviction, constructive or otherwise, shall not terminate this lease, and shall not render the Landlord liable for trespass, forcible entry and detainer, conversion.
     19. ACTS OF GOD. Landlord shall not be required to perform any covenant or obligation in this lease, or be liable in damages to Tenant, so long as the performance of non-performance of the covenant or obligation is delayed, caused by or prevented by an act of God or force majeure, sit-downs, material or labor restriction, delays by any unusual transportation delays, material or supply shortages or back order, riots, floods, freezing, wash-outs, explosions, earthquakes, firestorms, act of the public enemy, acts of vandals, wars, insurrections, delays by utility suppliers, and any other cause not reasonably within the control of the Landlord and which by the exercise of due diligence Landlord is unable, wholly or in part, to prevent or overcome.
     20. ATTORNEY FEES. In the event Tenant defaults in the performance of any of the terms, covenants, agreements or conditions in this lease, and Landlord places in the hands of an attorney the enforcement of all or any part due or the recovery of the possession of the premises, Tenant agrees to pay Landlord’s attorney fees. In the event suit is brought against the Landlord and Landlord is found to be at fault, Landlord shall pay for Tenant’s attorney’s fees.
     21. HOLDING OVER. In the event of holding over by the Tenant after the expiration or termination of this lease, the holdover shall be as a Tenant at will and all of the terms and provisions of the lease shall continue in force except the rents will be an amount equal to 1 1/2 times the rent which would have been payable by Tenant had the holdover period been part of the original term of this lease.
     22. RIGHTS OF FIRST MORTGAGEE OR SUBSEQUENT TRANSFEREES. Tenant accepts this lease subject and subordinate to any recorded deed conveying title, first or other mortgage deed of trust lien presently existing or hereafter created upon the premises, building and/or common areas. Tenant agrees upon demand and in a reasonable time period to execute additional instruments subordinating this lease as Landlord may require.
     23. ESTOPPEL CERTIFICATES AND ATTORNMENT: Tenant agrees to furnish promptly, from time to time, upon request of the Landlord or Landlord’s mortgagee a statement certifying that the Tenant is in possession of the premises; the premises are acceptable; the lease is in full force and effect; the lease in unmodified; Tenant claims no present charge, lien or claim of offset against rent; the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; there is not existing default by reason of some act or omission by Landlord; and such other matters as may be reasonably required for foreclosure, or in the event of exercise of the power of sale under and mortgage or deed of trust made by the Landlord under this lease. No mortgagee shall be liable for any act or omission of Landlord, be bound by any payment of rent, additional rent or any other charge made more than thirty (30) days in advance of the due date thereof, or be bound by any assignment, surrender, termination, cancellation, amendment or modification of the lease without the express written consent of the mortgagee
     24. GOVERNING LAW. This lease is made and delivered in the State of Colorado and shall be interpreted, construed, and enforced in accordance with the laws thereof.
     25. SUCCESSORS. This lease shall be binding upon and inured to the benefit of Landlord and Tenant and their respective heirs, successors and assigns.
     26. TIME OF ESSENCE. Time is of the essence in this lease.
     27. MISCELLANEOUS. The captions appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraph. If any provision of this lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this lease, and all other provisions shall continue in full force and effect.
     28. NON WAIVER. The receipt by Landlord or rent with knowledge of the breach of any

Covenant of this lease shall not be deemed a waiver of such breach and no provision of this lease shall be deemed to have been waived by Landlord unless such waiver be in writing signed by the Landlord.
     29. NOTICE. All rent and other payments required to be made by Tenant shall be payable to Landlord at the address set forth below, or at such other address as Landlord may specify from time to time by written notice.

Landlord:	John Sanders
P.O. Box 38162
Colorado Springs, Colorado 80937
     Any notices will be mailed to the address set forth below or at such other address as Tenant may specify from time to time by written notice.

Tenant:	Spectranetics Corporation
96 Talamine Court
Colorado Springs, Colorado 80906
     30. LEASE EXTENSION. Tenants Lease, upon written request to the Landlord, thirty (30) days prior to the termination date of this lease will be extended another 12 months beyond the stated period of this lease agreement with a five (5%) percent increase in rents for that extended period.
     31. ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES. It is expressly agreed by Tenant, as a material consideration for the execution of this lease: that this lease, with the specific references to written extrinsic documents, is the entire agreement of the parties; that there are, and were, no verbal representations, warranties, understandings, stipulations, agreements or promises pertaining to this lease or the expressly mentioned written extrinsic documents not incorporated in writing in this lease. Landlord and Tenant expressly agree that there are and shall be no implied warranties which extend beyond those expressly set forth in this lease. It is likewise agreed that this lease may not be altered, waive, amended or extended except by an instrument in writing signed by both Landlord and Tenant. There are a total of eight (8) pages in this lease.
Signed in County of El Paso, City of Colorado Springs, State of Colorado on the 19th day of April, 2006.

Landlord:		Tenant:

By:	/s/ John Sanders	By	/s/ Larry Martel
John Sanders		Printed Name: Larry Martel
Title: V.P. Operations